Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Transact Technologies Incorporated on Form S-8 (File Nos. 333-203184, 333-132624, 333-170515, 333-221514 and 333-248054) and Form S-3 (File No. 333-248055) of our report dated March 12, 2021, with respect to our audit of the consolidated financial statements  of Transact Technologies Incorporated as of December 31, 2020 and for the year ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Transact Technologies Incorporated for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp
Hartford, CT
March 12, 2021